EXHIBIT 99.4

                           RIGHTS OFFERING FOR SHARES
                                 OF COMMON STOCK
                                       OF

                               GILMAN CIOCIA, INC.

                              ______________, 2008

To Our Clients:

      We are enclosing for your consideration a Prospectus (the "Prospectus") dated ____________, 2008 describing the issuance to common stockholders of record of Gilman Ciocia, Inc. ("Gilman") on April 14, 2008 (the "Record Date"), of non-transferable rights ("Rights") which may be exercised to purchase, at the Subscription Price (as defined below), shares of common stock, par value $.01 per share (the "Common Stock") of Gilman.

      Your attention is directed to the following:

            o Gilman stockholders will receive one (1) Right for each share of Common Stock of Gilman held as of the Record Date. These are referred to as the "Basic Subscription Rights."

            o The Rights are non-transferable and have not been approved for trading on any national or other securities exchange or any quotation medium.

            o Basic Subscription Rights: One Right will entitle the holder to purchase up to four (4) shares of Common Stock of Gilman at the Subscription Price of $0.10 per share (the "Subscription Price"). In order for a holder of Rights to be able to exercise his or her Over-Subscription Right (described below), that holder must exercise his or her Basic Subscription Rights in full.

            o Over-Subscription Right: Any holder of Rights who fully exercises all Rights held by him or her under the Basic Subscription Rights is entitled to subscribe, at the Subscription Price, for shares that were not otherwise subscribed for by other stockholders under their Basic Subscription Rights. However, if over-subscriptions received by Gilman exceed the number of shares available, the shares available will be proportionally allocated among those who oversubscribed based on the number of shares subscribed for by such holders pursuant to the Basic Subscription Rights, as more fully described in the Prospectus.

            o The expiration date of the Rights offering is 5:00 p.m., Eastern Time, on ___________, 2008, unless extended by Gilman in its discretion (the "Expiration Date").

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      Since we are the holder of record of the shares of Common Stock of Gilman held in your account, we have received your non-transferable Rights. We will exercise your Rights only in accordance with your instructions. IF YOU DO NOT GIVE US YOUR INSTRUCTIONS, YOUR RIGHTS WILL BECOME VALUELESS AFTER THE EXPIRATION DATE.

      Your Rights will expire as of the Expiration Date. Therefore, if you would like to participate and exercise your Rights for the purchase of shares of Common Stock of Gilman, please forward your instructions to us immediately by completing the enclosed Beneficial Owner Election Form.

      With respect to any instructions to exercise (or not to exercise) Rights, the enclosed Beneficial Ownership Election Form must be completed and returned such that it will be actually received by us by 5:00 p.m., Eastern Daylight Time, on _______, 2008, the last business day prior to the scheduled expiration date of the Rights Offering of _________, 2008 (which may be extended by Gilman in its sole discretion).

      ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED, THE INFORMATION AGENT, AT THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: (888) 750-5834. BANKS AND BROKERS PLEASE CALL COLLECT AT (212) 750-5833.